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                                                                   EXHIBIT 99(C)

                         LETTER TO CURRENT SHAREHOLDERS

     Shareholder services offered by First Union National Bank of North Carolina, PSNC's Transfer Agent (the "Agent"), include the opportunity to make an initial purchase of PSNC's Common Stock, direct deposit of cash dividends, monthly drafting of bank accounts for optional cash payments under PSNC's Stock Purchase and Automatic Dividend Reinvestment Plan (the "Plan"), and safekeeping of PSNC stock certificates. The safekeeping of certificates is available to PSNC's dividend reinvestment plan participants only, while the direct deposit of dividends is available to all shareholders who currently receive a dividend check.

     If you are currently receiving all or a portion of your cash dividends by check, you may have those same dividends deposited directly into your checking or savings account. To begin the direct deposit of your dividends, please complete the enclosed "Direct Deposit of Cash Dividends Authorization Agreement" and mail it to the Agent. You must attach a voided check or deposit slip to the completed Authorization Agreement, and it must be received by the Agent at least ten days before the dividend record date. Dividend record dates are usually set for the 10th day of the preceding month if a regular business day, or if the 10th day is on a Saturday, Sunday or legal holiday, the record date shall be the last business day preceding the 10th day. Please note that you must have your signature(s) guaranteed by an eligible guarantor institution with membership in an approved Signature Guarantee Medallion Program. Contact your financial institution to determine if it is a signature guarantee program participant.

     If you are currently a participant in the Plan, you may now have your optional cash payments drafted monthly from your checking or savings account. The minimum monthly draft amount is $25 and the maximum is $5,000. Your account will be drafted on or about the twenty-fifth of each month. To begin the drafting of optional cash payments, please complete the enclosed "Stock Purchase and Automatic Dividend Reinvestment Plan Authorization Form" and mail it back to the Agent. You must attach a voided check or deposit slip to the completed Authorization Form. You may also make an initial cash payment and optional cash payment by sending a check or money order made payable to "First Union National Bank" at least three business days before the investment date, which is the first day of the month. The initial cash payment may not be less than $250 nor more than $25,000. However, the minimum amount for optional cash payments is $25 and the maximum amount is $15,000 for each calendar quarter, in any combination of cash or drafts.

     If you would like the Agent to safekeep your PSNC common stock certificates, you must be a participant in the Plan. For more information on this service, please contact the Agent at the address or telephone numbers shown on the reverse.

     If you have any questions on any of the services or on the Plan itself, please write or call the Agent. The enclosed Prospectus also explains the Plan in a question and answer format.

     The mailing address and local/toll-free telephone numbers of the Agent are:

            FIRST UNION NATIONAL BANK OF NORTH CAROLINA
            DIVIDEND REINVESTMENT DEPARTMENT
            230 SOUTH TRYON STREET, 11TH FLOOR
            CHARLOTTE, NC 28288-1153

            LOCAL -- (704) 374-6531
            TOLL-FREE -- (800) 829-8432

     SHAREHOLDER INQUIRIES AND COMMENTS REGARDING PSNC, ITS ACTIVITIES, FINANCIAL REPORTS, YOUR SERVICE FROM THE AGENT AND SIMILAR MATTERS SHOULD STILL BE DIRECTED TO OUR SHAREHOLDER/INVESTOR RELATIONS DEPARTMENT IN GASTONIA, NORTH CAROLINA AT THE ADDRESS AND TELEPHONE NUMBER LISTED ON THE BOTTOM OF THE PAGE. WE WELCOME YOUR QUESTIONS AND SUGGESTIONS AT ANY TIME, AND WILL STILL PROVIDE THE SAME PERSONAL SERVICE THAT YOU EXPECT AND DESERVE.

     Thank you for your investment in PSNC. We hope you will benefit from the expanded services that are now available to you. PSNC is committed to ensuring that you receive the finest shareholder services available. Please do not hesitate to let us know how we can improve our services to you.

                                         Sincerely,

                                         CHARLES E. ZEIGLER, JR.
                                           Chairman, President and
                                          Chief Executive Officer

Enclosures